EXHIBIT 23.1

CONSENT  OF  THE  INDEPENDENT  AUDITOR

Hawkins Accounting Inc., previously registered with the PCAOB, changed its name to R.R. Hawkins & Associates International- a Professional Service Corporation.  The name change was effective with the PCAOB on September 15, 2009.

As  the  independent  auditor  for  HPI Partners, LLC we hereby consent to the incorporation by reference in this Form 10K Statement of our report, relating to the  audited  financial  statements and financial statement schedules of HPI Partners, LLC as of December 31, 2008 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008.  Our audit report is dated July 12, 2009.

/s/  R.R. Hawkins & Associates International, PSC
April 13, 2010
Los Angeles, California